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       FOR IMMEDIATE RELEASE

       CONTACTS:    Santo J. Pittsman                  Laura E. Wilker
                    Senior Vice President & CFO        Investor Relations
                    201-393-4693                       201-462-4959

                             MOBILEMEDIA CORPORATION
                          ANNOUNCES MANAGEMENT CHANGES

     RIDGEFIELD PARK, NJ, November 19, 1996...MobileMedia Corporation (NASDAQ:MBLM) today announced that Michael K. Lorelli has informed the Company's Board of Directors of his intention to resign as the Company's President and Chief Executive Officer and as a member of its Board of Directors.

     The Company and Mr. Lorelli are working out details of a Separation Agreement, the terms of which are expected to include compensation calculated pursuant to his employment agreement.

     David Bayer, Chairman of the Board of Directors, will be named Acting Chief Executive Officer. The Board is commencing an active search for Mr. Lorelli's replacement, and is continuing its search for senior operations management.

     On behalf of the Board of Directors, David Bayer said, "Mike Lorelli joined MobileMedia in September because we and he felt the Company's long-term opportunities would leverage his leadership talents as a growth strategist. In the past three months, it has become clear that the challenges facing MobileMedia are more operational in nature.

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Ongoing discussions with the lenders and vendors have prompted Mike to conclude that the role of CEO now requires an executive with a different experience set. We support Mike in a decision he feels is in his own and MobileMedia's best interests."

     David Bayer has over 20 years of experience operating paging and cellular telephone companies, most recently as an investor in, and member of the Boards of Directors of, Western Wireless Corporation and MobileMedia.

     MobileMedia Corporation is the second largest provider of paging and personal communications services in the United States, offering local, regional and nationwide coverage to approximately 4.5 million subscribers in all 50 states, Canada and the Caribbean. The company operates two one-way nationwide networks and owns two nationwide narrowband PCS licenses.

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